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                   [Letterhead of Weil, Gotshal & Manges, LLP]







                                October 22, 1999



To the Parties Listed On Schedule I hereto


                  Re:   ANRC Auto Owner Trust 1999-A Asset-Backed Notes
                        -----------------------------------------------


Ladies and Gentlemen:

                  We have acted as federal tax counsel to ANRC Auto Owner Trust 1999-A (the "Trust") in connection with the preparation of the Prospectus Supplement, dated October 14, 1999 (the "Prospectus Supplement" and, together with the related prospectus, the "Prospectus"), and the issuance by the Trust of the Class A-1, Class A-2, Class A-3 and Class A-4 Asset-Backed Notes (the "Notes") as described in the Prospectus Supplement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus Supplement.

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus, (ii) the Notes, (iii) the Indenture, dated as of October 1, 1999, between the Trust and The Chase Manhattan Bank, as Indenture Trustee (the "Trustee"), (iv) the Insurance Agreement, dated as of October 1, 1999, among MBIA Insurance Corporation (the "Insurer"), AutoNation Financial Services Corp. ("FS"), AutoNation Receivables Corporation ("AutoNation"), the Trustee, The Bank of New York (Delaware), as owner trustee (the "Owner Trustee") and the Trust, (v) the Amended and Restated Owner Trust Agreement, dated as of October 1, 1999, between AutoNation and the Owner Trustee, (vi) the Sale and Servicing Agreement, dated as of October 1, 1999, by and among the Trust, AutoNation, FS and the Trustee,
(vii) the Receivables Purchase Agreement, dated as of October 1, 1999, between FS and Autonation, and (viii) such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives of the Company and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed, without investigation, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the

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October 22, 1999
Page 2



originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein or otherwise made to us. (The terms of the Documents are incorporated herein by reference.) We have further assumed that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

                  Based on the foregoing, subject to the next paragraph and assuming full compliance with all the terms of the Documents, it is our opinion that, although there is no authority directly relating to the proper characterization for federal income tax purposes of securities having terms similar to the Notes or to an entity similar to the Trust, for federal income tax purposes (i) the Notes (other than Notes held by the Insurer or any of its affiliates) will be characterized as indebtedness, (ii) the Trust will not be characterized as an association or publicly traded partnership taxable as a corporation and (iii) the statements set forth in the Prospectus under the headings "Summary - Tax Status" and "Material Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein and herein, are correct in all material respects.

                  The foregoing opinion, to the extent it relates to federal law, is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law. Any rules set forth in any of the foregoing authorities may be changed at any time with retroactive effect. Further you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to an opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

                  This opinion is being delivered solely to the addressees hereof and, except for the reference to our firm and this opinion in the Prospectus under "Summary - Tax Status" and "Material Federal Income Tax Consequences," may not otherwise be relied upon by, disclosed, quoted or referred to, any other person.

                                               Very truly yours,


                                               /s/ Weil, Gotshal & Manges LLP

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October 22, 1999
Page 3



Chase Securities Inc.
  as Representative of the Several Underwriters
270 Park Avenue, 7th Floor
New York, New York 10017


Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007


Standard & Poor's Corporation
25 Broadway
New York, New York 10004


The Chase Manhattan Bank
  as Indenture Trustee
450 West 33rd Street
14th Floor
New York, New York 10001


MBIA Insurance Corporation
113 King Street
Armonk, New York 10504